Exhibit 10.19
AMENDED AND RESTATED
DEFERRED SALARY AGREEMENT
THIS AMENDED AND RESTATED DEFERRED SALARY AGREEMENT made as of this  _____  day of                     , but effective as of                     ,  _____  20  _____  (this “Agreement”), by and between ARKANSAS BEST CORPORATION (“Corporation or ABC”), a Delaware corporation, and                      (“Officer”):
W I T N E S S E T H:
WHEREAS, Officer is employed by Corporation or one of its subsidiaries and has experience, knowledge and contacts of considerable value to Corporation and/or the subsidiary; and
WHEREAS, Corporation wishes to offer an inducement to said Officer to remain in its, or its subsidiary’s, employ; and
WHEREAS, Officer presently intends to continue in the employ of Corporation or a subsidiary; and
WHEREAS, Officer and Corporation are currently parties to that certain Deferred Salary Agreement dated as of  _____  (the “Original Agreement”) and subsequently amended and restated effective  _____; and
WHEREAS, Officer and Corporation wish to amend and restate the Original Agreement as set forth herein;
NOW, THEREFORE, in consideration of the provisions hereinafter contained, the parties hereto agree to the conditions hereinafter contained:
1. The general purpose of this amendment and restatement of the Agreement is to comply with the provisions of the American Jobs Creation Act of 2004 (the “Act”) in order to avoid immediate taxation of amounts deferred hereunder, and this Agreement will be interpreted accordingly. With respect to Pre-2005 Deferred Salary, the Plan shall be interpreted so as to avoid having such Pre-2005 Deferred Salary subject to the Act. For purposes of this Agreement, the term “Pre-2005 Deferred Salary” shall mean the portion of the Deferred Salary that was both “earned and vested” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) as of December 31, 2004 (calculated in accordance with Section 409A of the Code and any Treasury Regulations promulgated thereunder) and any earnings attributable thereto. For purposes of this Agreement, the term “Post-2004 Deferred Salary” shall mean any portion of the Deferred Salary that is not Pre-2005 Deferred Salary.
2. Corporation shall pay the Deferred Salary to Officer or Officer’s Beneficiary unless forfeited by the occurrence of any of the events of forfeiture specified in Paragraph 6 below. “Deferred Salary” shall mean thirty-five percent (35%) of the Officer’s final monthly base salary multiplied times one hundred twenty (120) months.

DEFERRED SALARY AGREEMENT
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3. The Deferred Salary is to be paid as follows:
(a)
If Officer’s employment with Corporation is terminated because of death before the age of 65, Corporation shall pay to the beneficiary designated by Officer the Deferred Salary, payable in 120 equal monthly installments.

(b)
If Officer’s employment hereunder terminates for any reason on or after Officer shall have reached the age of 65, Corporation shall pay to Officer the Deferred Salary in 120 equal monthly installments.

(c)	(i)
In the event, prior to age 62, of Officer’s retirement, Disability (as defined in Paragraph 3(f)) or termination, other than due to death as provided in Paragraph 3(a) or after a Change in Control as provided in Paragraph 14, the Corporation shall pay to the Officer a reduced amount (“Reduced Deferred Salary”), which shall be computed by multiplying: (i) the Officer’s continuous years of service with the Corporation (including any service with affiliated companies, but not to exceed 25 years of service in the aggregate) at the time the event occurs, times (ii) 3%, times (iii) the Deferred Salary. The Reduced Deferred Salary shall be paid in 120 equal monthly installments.

(ii)
If any of the events in Subparagraph 3(c)(i) occur at or after age 62 but prior to age 65, the Board of Directors may elect to provide 100% of the Deferred Salary, or a Reduced Deferred Salary of not less than 75% of the Deferred Salary, to be paid in 120 equal monthly installments.

(d)	(i)
If the Officer shall die before a total of 120 monthly payments are made by Corporation, the unpaid balance of the Deferred Salary or Reduced Deferred Salary payable pursuant to Subparagraphs 3(a), 3(b) or 3(c) above, as the case may be, will continue to be paid in installments for the unexpired portion of such ten-year period to Officer’s Beneficiary.

(ii)
If Officer’s Beneficiary shall die before a total of 120 monthly payments are made by the Corporation, the unpaid balance of the Deferred Salary or Reduced Deferred Salary, as the case may be, will continue to be paid in installments for the unexpired portion of such ten-year period to the estate of Officer’s Beneficiary; provided, however, that Corporation may, in its sole discretion, pay the present value (computed using an interest rate of 6.22%) of such unpaid balance to the estate of Officer’s Beneficiary in the form of a lump sum payment.

(e)
“Officer’s Beneficiary” may be designated or changed by Officer (without the consent of any prior beneficiary) on a form provided by the Corporation and delivered to the Corporation before Officer’s death. If no such beneficiary shall have been designated or if no such designated beneficiary shall survive Officer, the installment payments payable under Subparagraphs 3(a), 3(b) and 3(c) above shall be payable to Officer’s estate.

(f)
Subject to the next sentence, any monthly installment payments to be made to the Officer under this Paragraph 3 shall commence on the first day of the month next following the date of Officer’s retirement, Disability (as defined in this Paragraph 3(f)) or termination. Notwithstanding anything herein to the contrary, if Officer is a Specified Employee (as defined in the Act), any monthly installment payments to be made to the Officer under this Paragraph 3 that relates to Post-2004 Deferred Salary and are distributable because of a Separation from Service (as defined in the Act) shall commence on the first day of the month next following the date that is 6 months following the date of Officer’s Separation from Service from the Corporation. If the Specified Employee dies during the six month period after the date of termination, payment of his Benefit will commence immediately. For purposes of this Subparagraph 3(f), a “Disability” shall be deemed to occur if (x) the Corporation determines that Officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (y) Officer is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the employees of the Corporation.

DEFERRED SALARY AGREEMENT
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(g)
No Guaranty of Deferral. While the Corporation intends that the imposition of a federal income tax on the Deferred Salary amounts will be deferred until they are actually paid, nothing herein shall be construed as a promise, guarantee, or other representation by the Corporation of such tax effect nor, without limitation, shall the Corporation be liable for any taxes, penalties or other amounts incurred by Officer in the event it is determined by applicable authorities that such deferral was not accomplished.

4. Any funds which may be set aside by the Corporation to meet its obligations under this Agreement shall continue for all purposes to be a part of the general funds of the Corporation and no person other than the Corporation shall by virtue of the provisions of this Agreement have any interest in such funds except as may result from a Change in Control.
5. The right to receive payments under this Agreement may not be anticipated, commuted, transferred, assigned, or otherwise encumbered, other than by will or the laws of distribution or between spouses or incident to a divorce within the meaning of Section 1041 of the Internal Revenue Code or any successor provision (provided any such permitted transfer shall remain subject to all other provisions of this Agreement). Any such action by Officer, not otherwise permitted under this paragraph, shall forthwith terminate Corporation’s obligation to pay any unpaid balance owed hereunder.
6. Except as provided below, no payment of any unpaid balance of Deferred Salary or Reduced Deferred Salary, as the case may be, shall be made, and all rights of Officer, Officer’s Beneficiary, executors or administrators, or any other person to any unpaid balance hereunder shall be forfeited if either of the following shall occur:
(a)	Officer’s employment shall terminate by reason of discharge for wrongful conduct injurious to Corporation, as determined by Corporation in its sole discretion.
(b)
Following the date on which Officer shall cease to be an employee of Corporation, he shall at any time disclose to unauthorized persons confidential information relating to the businesses of Corporation, or becomes employed or renders services to any competitor of Corporation.

However, notwithstanding the above, this Paragraph 6 shall not apply to any termination of employment that occurs during the three (3)-year period following a Change in Control under Paragraph 14.
7. Nothing contained herein shall be construed as conferring upon Officer the right to continue in the employ of Corporation as an officer or in any other capacity.
8. The amounts provided hereunder shall be in addition to Officer’s annual salary as determined by the Board of Directors of the Corporation and shall not affect the right of Officer to participate in any current or future Corporation retirement plan or in any supplemental compensation arrangement. Any amounts payable under this Agreement shall not be deemed salary or other compensation to Officer for the purpose of computing benefits to which he may be entitled under any pension plan or other arrangement of the Corporation for the benefit of its employees.
9. If Corporation shall acquire an insurance policy or annuity contract or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither Officer nor any beneficiary of Officer shall have any right with respect to, or claim against, such policy or other asset except as expressly provided by the terms of such policy or in the title to such other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of Officer or his beneficiaries or to be held in any way as collateral for the fulfilling of the obligations of the Corporation under this Agreement, except as may be expressly provided by the terms of such policy or title to such other asset. It shall be and remain a general asset of Corporation.

DEFERRED SALARY AGREEMENT
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10. Corporation agrees that it will not merge or consolidate with any other company or organization, or permit its business activities to be taken over by any other organization unless and until the succeeding or continuing company or other organization shall expressly assume all obligations and liabilities herein set forth, including but not limited to the Change in Control provisions under Paragraph 14.
11. Neither Corporation, nor any member of the Board of Directors, nor any other body as may be appointed by the Board of Directors to administer this Agreement, nor any officer, agent or employee of Corporation, the Board of Directors or such other body shall be liable to any person for any action or omission in connection with the interpretation and administration of this Agreement, except in the case of willful misconduct or bad faith. The Board of Directors of Corporation or such other body as may be appointed by the Board of Directors shall have full discretion, powers and authority to interpret, construe and administer this Agreement. The determination by the Board of Directors as to whether an event has occurred resulting in the forfeiture, termination or reduction of any unpaid installments shall be conclusive.
12. This Agreement shall be binding upon and inure to the benefit of Corporation, its successors and assigns and Officer and his heirs, executors, administrators and legal representatives.
13. This Agreement shall be construed in accordance with and governed by the laws of the State of Arkansas (excluding its choice of laws).
14.	(a)
Notwithstanding anything to the contrary in this Agreement, upon Officer’s or Corporation’s election to terminate Officer’s employment within three (3) years for Pre-2005 Deferred Salary within two (2) years for Post-2004 Deferred Salary following the occurrence of the respective Change in Control event as defined in subparagraph (b) below, Officer shall immediately become 100% vested in the Deferred Salary (without any discount under Subparagraph 3(c)’s Reduced Deferred Salary calculations), and shall be paid within fifteen (15) days after Officer’s Separation from Service date a lump sum equal to the present value of the 120 monthly installments of Officer’s 100% vested Deferred Salary computed using an interest rate of 6.22% and calculated as if the Officer were 65 years of age; however, notwithstanding any other provision of this Agreement to the contrary, with respect to Post-2004 Deferred Salary, distributions under this Paragraph 14 shall only be made upon the occurrence of Change in Control that qualifies as either a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under the Act or Internal Revenue Service guidance issued thereunder.

If Officer’s employment terminates for any reason prior to a Change in Control event (and Officer or Officer’s Beneficiary has not been previously notified in writing that they have forfeited their rights to the Deferred Salary under Paragraph 6 above), then Officer or Officer’s Beneficiary, as appropriate, shall upon the respective Change in Control event, be paid, within fifteen (15) days after the consummation of the Change in Control event, a lump sum equal to the present value of any remaining unpaid balance computed using an interest rate of 6.22%, provided, however, notwithstanding any other provision of this Agreement to the contrary, with respect to Post-2004 Deferred Salary, distributions under this Paragraph 14 shall only be made upon the occurrence of Change in Control that qualifies as either a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under the Act or Internal Revenue Service guidance issued thereunder. Any such distribution shall be made within fifteen (15) days following the occurrence of such Change in Control.

DEFERRED SALARY AGREEMENT
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(b)
For the purposes of this Agreement for Post-2004 Deferred Salary, a “Change in Control” shall mean each and every time any of the following events shall occur while any portion of the Deferred Salary is owed to Officer:

(i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation;
(ii) the approval by shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii) any “person” (as such is defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
(iv) the replacement of a majority of the Board of Directors during a 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election.
For the purposes of this Agreement for Pre-2005 Deferred Salary, a “Change in Control” shall mean each and every time any of the following events shall occur while any portion of the Deferred Salary is owed to Officer:
(1) there shall be consummated any consolidation or merger of ABC in which ABC is not the continuing or surviving corporation or pursuant to which ABC’s common stock would be converted into cash, securities, or other property, or any lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation), in one transaction or a series of related transactions, of all, or substantially all, of the assets of ABC, other than any such consolidation, merger, lease, exchange or transfer in which ABC, or any of its affiliates, or the holders of ABC’s common stock immediately prior to any such actions have at least a fifty-one percent (51%) ownership of the surviving Corporation after the consolidation or merger or the entity to which such assets are transferred, leased, exchanged or otherwise transferred;
(2) the shareholders of ABC approve any plan or proposal for the liquidation or dissolution of ABC;
(3) any “person” (as such is defined in Section 3(a)(9) or Section 13(d)(3) under the Securities Exchange Act of 1934 (the “1934 Act”) or any “group” (as such term is used in Rule 13d-5 promulgated under the 1934 Act, other than ABC or any successor of ABC or any subsidiary of ABC or any employee benefit plan of ABC or any subsidiary (including such plan’s trustee), becomes a beneficial owner for purposes of Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities of ABC representing thirty-five percent (35%) or more of ABC’s then outstanding securities having the right to vote in the election of directors;

DEFERRED SALARY AGREEMENT
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(4) if at any time the Continuing Directors then serving on the Board cease for any reason to constitute at least a majority thereof.
“Continuing Director” shall mean a Director of ABC who either (A) is a Director of ABC on the date hereof, or (B) whose initial election or initial nomination for election by ABC’s shareholders was approved by a majority of the Continuing Directors (including any successors elected pursuant to this subpart (b)) then on the ABC Board of Directors.
Provided, however, that a Change in Control related to Pre-2005 Deferred Salary shall not have occurred so long as members of the Senior Management Group who owned or controlled at least 51% of the Senior Management Group’s total ABC voting shares (excluding stock option rights) immediately prior to each Change in Control event continue to have at least an equivalent equity ownership or control in ABC or its successors during the three-year period following each occurrence of that Change in Control event. (Example: Prior to a Change in Control event, Senior Management Group owned 100 shares, which was 15% of the outstanding voting shares. No Change in Control occurs for that event if after the event members of the Senior Management Group owning or controlling at least 51 shares of ABC own or control at least 7.5% of the equity of ABC or its successors.)
“Senior Management Group” means the vice presidents and corporate officers of higher rank and the members of the Boards of Directors of ABC and its subsidiaries.
(c)
Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement, together with any other payments which Officer has the right to receive from the Corporation, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the U.S. Internal Revenue Code (“Code”), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made by Officer in good faith, and such determination shall be conclusive and binding on the Corporation with respect to its treatment of the payment for tax reporting purposes.

15. All payments made to Officer or Officer’s Beneficiaries under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.
[signature page follows]

DEFERRED SALARY AGREEMENT
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IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed by its duly authorized officers and affixed its seal, and Officer has signed this Agreement as of the day and year first above written.

ARKANSAS BEST CORPORATION

ATTEST:

By:

Name and Title:		Name and Title:

Officer

OFFICER’S BENEFICIARY DESIGNATION NOTICE
TO:      RETIREMENT SERVICES — ARKANSAS BEST CORPORATION
Pursuant to the provisions of the Deferred Salary Agreement between Corporation and me, I hereby designate the following person or persons as Primary and Secondary Beneficiaries of benefits payable by reason of my death:

PRIMARY BENEFICIARY:
(Name)

(Address)

SECONDARY BENEFICIARY:
(Name)

(Address)
Corporation shall pay all sums payable under the Agreement by reason of my death to the Primary Beneficiary, if living; and if not, then to the Secondary Beneficiary, if living; and if no named beneficiary survives me, then benefits shall be paid in accordance with Subparagraph 2(e) of the Agreement.
This Officer’s Beneficiary Designation Notice shall revoke and supersede any prior designation made by me.
DATED this  _____  day of  _____, 20__.

(Witness)	(Name)
RECEIVED this  _____  day of  _____, 20  _____.

ARKANSAS BEST CORPORATION

By:
(Witness)